UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 19, 2008

PHARMACOPEIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50523	51-0418085
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

PO Box 5350, Princeton, New Jersey	08543-5350
(Address of principal executive offices)	(Zip Code)

(609) 452-3600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth under Item 5.01 regarding the CVR Agreement (as defined below) is incorporated herein by reference.

Item 2.05	Costs Associated with Exit or Disposal Activities.

On December 19, 2008, Pharmacopeia, Inc. (the “Company”) reduced its workforce by approximately 28 percent through termination of positions.  The Company notified the 22 affected employees of their termination dates, all of which will be as of January 2, 2009.  Substantially all of the severance cost is expected to result in future cash expenditures.

Item 3.03	Material Modification to Rights of Security Holders.

The information set forth under Item 5.01 is incorporated herein by reference.

Item 5.01	Changes in Control of Registrant.

On December 23, 2008, Ligand Pharmaceuticals Incorporated (“Ligand”) completed its acquisition of the Company through the merger of Margaux Acquisition Corp., a wholly owned subsidiary of Ligand (“Merger Sub 1”), with and into the Company.

Pursuant to the Agreement and Plan of Merger, dated as of September 24, 2008 (the “Merger Agreement”), by and among Ligand, Merger Sub 1, Latour Acquisition, LLC, a wholly owned subsidiary of Ligand (‘Merger Sub 2”), and the Company, Merger Sub 1 merged with and into the Company, with the Company continuing as the surviving corporation (the “Intermediate Surviving Corporation”), and immediately thereafter, the Intermediate Surviving Corporation merged with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving entity (collectively, the “Merger”).  As a result of the Merger, the Company’s common stock is no longer publicly traded.

Under the terms of the Merger Agreement, each share of the Company’s common stock issued and outstanding immediately prior to the effective time of the Merger (other than any dissenting shares) was converted into the right to receive 0.5985 of a share of Ligand common stock and $0.31 in cash, without interest, plus cash in lieu of any fractional share of Ligand common stock.  In addition, the Company’s stockholders will receive one contingent value right (“CVR”) for each share of the Company’s common stock held by such stockholder immediately prior to the effective time of the Merger, which rights are subject to the terms and conditions of the CVR Agreement (as defined below).

In connection with the closing of the Merger, the Company, Ligand and Mellon Investor Services LLC, as rights agent, entered into a Contingent Value Rights Agreement (the “CVR Agreement”) on December 23, 2008. The CVR Agreement sets forth the rights that former Company stockholders will have with respect to each CVR they will receive as a result of the Merger. The CVR Agreement provides for the payment of an aggregate of $15 million in cash payable to the holders of the CVRs if, on or prior to December 31, 2011, Ligand enters into a license or sale agreement related to DARA (as defined in the CVR Agreement) or any other agreement for the development, marketing or sale of DARA, or any option to enter into such an agreement, with any party other than Bristol-Myers Squibb Company or any of its affiliates.  The preceding summary of the material terms of the CVR Agreement does not purport to be complete and is qualified in its entirety by reference to the CVR Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

Pursuant to the Merger Agreement, each of the members of the Company’s board of directors, Joseph A. Mollica, Carol A. Ammon, Frank Baldino, Paul A. Bartlett, Steven J. Burakoff, Dennis H. Langer, Bruce A. Peacock and Martin H. Soeters, resigned on December 23, 2008 as of the effective time of the Merger.  In addition, Joseph A. Mollica, Brian M. Posner and Stephen C. Costalas were each terminated from their positions as executive officers of the Company effective on the closing date of the Merger, December 23, 2008.

Item 8.01	Other Events

On December 23, 2008, the Company held a special meeting of its stockholders.  At the meeting, the stockholders of the Company approved and adopted the Merger Agreement, with approximately 71.3 percent of the shares of the Company’s common stock being voted in favor of adoption of the Merger Agreement.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

10.1	Contingent Value Rights Agreement, dated as of December 23, 2008, by and among Ligand, the Company and Mellon Investor Services LLC

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMACOPEIA, INC.

	By:	/s/ Brian M. Posner

Brian M. Posner, Executive Vice President, Chief Financial Officer and Treasurer

Date: December 23, 2008

EXHIBIT INDEX

Exhibit No.	Description
10.1	Contingent Value Rights Agreement, dated as of December 23, 2008, by and among Ligand, the Company and Mellon Investor Services LLC